Filed Pursuant to Rule 424(b)(3)

Registration No. 333-274221

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated September 6, 2023)

FOXO Technologies Inc.

Up to 3,668,750 Shares of Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 6, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (File No. 333-274221) with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on September 19, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the potential offer and resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees (the “Selling Stockholders”) of up to 3,668,750 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consists of (i) an aggregate of 1,834,375 shares of Class A Common Stock that were purchased by the Selling Stockholders on August 23, 2023 in the first tranche purchase of an additional two-tranche round of a private placement transaction (such additional round, the “2023 PIPE Second Round”), pursuant to the terms of Stock Purchase Agreements, each dated August 23, 2023, that we entered into with each of the Selling Stockholders (collectively, the “Stock Purchase Agreements”), and (ii) an aggregate of 1,834,375 additional shares of Class A Common Stock that were purchased by the Selling Stockholders on September 7, 2023 in the second tranche purchase of the 2023 PIPE Second Round pursuant to the Stock Purchase Agreements following the effective date of the registration statement of which the Prospectus forms a part. We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders.

Our Class A Common Stock is currently listed on the NYSE American LLC under the symbol “FOXO.” On September 20, 2023, the closing price of our Class A Common Stock was $0.115. Our Public Warrants are currently quoted on the OTC Pink Marketplace under the symbol “FOXOW.” On September 20, 2023, the closing price of our Public Warrants was $0.0063.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and will be subject to reduced public company reporting standards. As such, we have elected to comply with certain reduced public company reporting requirements for this and future filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 11 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 21, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): September 11, 2023

FOXO TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39783	85-1050265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

729 N. Washington Ave., Suite 600 Minneapolis, MN	55401
(Address of Principal Executive Offices)	(Zip Code)

(612) 562-9447

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001	FOXO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

To the extent required by this Item 1.01, the information set forth in Item 5.02 below is incorporated herein by reference.

MSK Shares for Services Agreement

On September 19, 2023, FOXO Technologies Inc. (the “Company”) entered into a Shares for Services Agreement (the “MSK Shares for Services Agreement”) with Mitchell Silberberg & Knupp LLP, a service provider (“MSK”), pursuant to which the Company issued to MSK 2,928,662 shares (the “MSK Payment Shares”) of Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and rights (the “Rights”) to receive 5,110,263 shares of Class A Common Stock (the “Reserved Shares”) in satisfaction of outstanding amounts payable to MSK in an aggregate amount equal to $643,114 for legal services rendered. Subject to the terms of the MSK Shares for Services Agreement, the Rights may be exercised by MSK for the Reserved Shares, in whole or in part, at any time or times on or after the date of the MSK Shares for Services Agreement, subject to the Beneficial Ownership Limitation (as defined below).

The MSK Shares for Services Agreement requires the Company to register the resale of the MSK Payment Shares and the Reserved Shares by MSK.

The terms of the MSK Shares for Services Agreement prohibit MSK from exercising any portion of the Rights if such exercise would cause MSK, together with its affiliates and attribution parties, to beneficially own in excess of 4.99% (the “Beneficial Ownership Limitation”) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

The number of Reserved Shares issuable upon exercise of the Rights is subject to proportional adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations and reclassifications, as described in the MSK Shares for Services Agreement.

Pursuant to the MSK Shares for Services Agreement, if at any time the Company grants, issues or sells any Convertible Securities (as defined in the MSK Shares for Services Agreement) or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Class A Common Stock (the “Purchase Rights”), then MSK will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which MSK could have acquired if MSK had held the number of shares of Class A Common Stock acquirable upon complete exercise of the Rights (without regard to any limitations on exercise thereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Class A Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. However, to the extent that MSK’s right to participate in any such Purchase Right would result in MSK exceeding the Beneficial Ownership Limitation, then MSK will not be entitled to participate in such Purchase Right to such extent (or in the beneficial ownership of any shares of Class A Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent will be held in abeyance for MSK until such time, if ever, as its right thereto would not result in MSK exceeding the Beneficial Ownership Limitation.

In addition, pursuant to the MSK Shares for Services Agreement, if a Fundamental Transaction (as defined in the MSK Shares for Services Agreement) occurs while the Rights remain outstanding, then, upon any subsequent exercise of the Rights, MSK will have the right to receive, for each Reserved Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction (without regard to the Beneficial Ownership Limitation), the number of shares of Class A Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction by a holder of one share of Class A Common Stock.

The MSK Payment Shares, the Rights and the Reserved Shares issued and to be issued pursuant to the MSK Shares for Services Agreement were, and will be, sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder. MSK represented that it is an “accredited investor” as that term is defined in Rule 501(a)(1) under the Securities Act.

The foregoing summary of the MSK Shares for Services Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the MSK Shares for Services Agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

JGUN Shares for Services Agreement

On September 19, 2023, the Company entered into a Shares for Services Agreement (the “JGUN Shares for Services Agreement”) with Joseph Gunnar & Co., LLC, a service provider to the Company (“JGUN”), pursuant to which the Company issued to JGUN, 2,768,750 shares of Class A Common Stock (the “JGUN Payment Shares”) in satisfaction of outstanding amounts payable to JGUN in an aggregate amount equal to $221,500 for investment banking and advisory services rendered.

The JGUN Shares for Services Agreement requires the Company to register the resale of the JGUN Payment Shares by JGUN.

Pursuant to the JGUN Shares for Services Agreement, if at any time the Company grants, issues or sells any Convertible Securities (as defined in the JGUN Shares for Services Agreement) or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Class A Common Stock (the “Purchase Rights”), then JGUN will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which JGUN could have acquired if the JGUN Payment Shares in payment of the $221,500 past-due balance had been issued immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Class A Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

In addition, pursuant to the JGUN Shares for Services Agreement, if a Fundamental Transaction (as defined in the JGUN Shares for Services Agreement) occurs prior to the issuance of the JGUN Payment Shares, then JGUN will have the right to receive, for each JGUN Payment Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Class A Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction by a holder of one share of Class A Common Stock.

The JGUN Payment Shares issued pursuant to the JGUN Shares for Services Agreement were sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. JGUN represented that it is an “accredited investor” as that term is defined in Rule 501(a)(1) under the Securities Act.

The foregoing summary of the JGUN Shares for Services Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the JGUN Shares for Services Agreement, which is attached hereto as Exhibit 10.2, and is incorporated herein by reference.

Demand Promissory Note

On September 19, 2023, the Company obtained a $247,233 loan from Andrew J. Poole, a director of the Company (the “Loan”), to be used to pay for directors’ and officers’ insurance through November 2023. The Company issued to Mr. Poole a demand promissory note for $247,233 evidencing the Loan (the “Note”). The Note does not bear interest. The Note is due on demand, and in the absence of any demand, the Note will be due one year from the issuance date. The Note may be prepaid, in whole or in part, without penalty at any time.

The foregoing summary of the Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Note, which is attached hereto as Exhibit 10.3, and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by this Item 2.03, the information set forth in Item 1.01 above is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

To the extent required by this Item 3.02, the information set forth in Item 1.01 above is incorporated herein by reference.

As of September 19, 2023, after taking into account (i) the issuance of the MSK Payment Shares and the JGUN Payment Shares, (ii) the forfeiture of 760,000 shares of Class A Common Stock in connection with Brian Chen’s resignation and (iii) the issuance of 986,608 shares of Class A Common Stock to the Company’s employees in lieu of salary (as described in Item 8.01 below), the Company has 61,457,662  shares of Class A Common Stock issued and outstanding.

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Interim Chief Executive Officer and Chief Science Officer

On September 13, 2023, Tyler Danielson notified the Company of his decision to resign as Interim Chief Executive Officer and Chief Technology Officer of the Company, effective as of September 14, 2023.

On September 14, 2023, Brian Chen resigned as Chief Science Officer of the Company, pursuant to a resignation letter, effective immediately. Mr. Chen’s resignation letter asserted that he resigned for Good Reason (as defined in his employment agreement); however, he did not specify what he believed constituted Good Reason. The Company is reviewing its obligations, if any, to Mr. Chen pursuant to his prior employment agreement.

Transition of General Counsel to Contractor Role

On September 14, 2023, the Company terminated the employment of Michael Will as General Counsel of the Company, effective as of such date, due to the Company’s current financial constraints and the need to reduce its staff.

In connection with Mr. Will’s termination, Mr. Will and FOXO Technologies Operating Company, a Delaware corporation and wholly owned subsidiary of the Company (“FOXO Technologies Operating Company”), have entered into a Contractor Agreement, dated September 15, 2023 (the “Contractor Agreement”), pursuant to which Mr. Will shall provide legal advice to the Company on an as-needed basis to ensure an orderly transition.

Appointment of Mark White as Interim Chief Executive Officer and Director and Martin Ward as Interim Chief Financial Officer

On September 19, 2023, the board of directors (the “Board”) of the Company (i) elected Mark White to the Board to serve as a director of the Company, effective immediately, and (ii) appointed Mark White to serve as Interim Chief Executive Officer of the Company, effective as of Mr. White’s entry into his employment agreement with the Company, and Martin Ward to serve as Interim Chief Financial Officer of the Company, effective as of Mr. Ward’s entry into his employment agreement with the Company.

Prior to his appointment as Interim Chief Executive Officer and a director of the Company, Mr. White, 63, has served since 2022, and continues to serve, as President of KR8 AI Inc. (“KR8 AI”), a company in the development stage that uses artificial intelligence and machine learning to develop products and tools for content creators. Prior to his role with KR8 AI, in 2014, Mr. White founded and became Chief Executive Officer of One Horizon Group PLC, a predecessor of One Horizon Group, Inc. which he served as Chief Executive Officer and a Director from 2012 to 2014. Mr. White was again appointed Chief Executive Officer and director of One Horizon Group, Inc. in 2017.. Mr. White founded Next Destination Limited in 1993, the European distributor for Magellan GPS and satellite products, and sold the business in 1997. Prior to that, Mr. White was Chief Executive Officer for Garmin Europe, where he built up the company’s European distribution network. Mr. White’s entrepreneurial career in the distribution of electronic equipment and telecommunications spans over 25 years. Apart from his product and technical knowledge, Mr. White has a wealth of experience in corporate finance. He has led in excess of 25 merger and acquisition transactions and associated funding and financing rounds and has helped numerous private and public companies obtain financing.

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Except as disclosed in “Exploration of Strategic Alternatives” in Item 8.01 below related to a possible transaction with KR8 AI, there are no arrangements or understandings between Mr. White and any other person pursuant to which he was selected as the Interim Chief Executive Officer and a director of the Company. There are no family relationships between Mr. White and any director or executive officer of the Company. Mr. White does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On September 19, 2023, the Company entered into an employment agreement with Mark White, pursuant to which Mr. White agreed to serve as the Company’s Interim Chief Executive Officer and as a member of the Company’s Board. Pursuant to the employment agreement, Mr. White is an at-will employee and will receive an annual base salary of $1.

Mr. White will be eligible to participate in the Company’s benefits program, including medical, dental and vision, 401k plan, short-term and long-term disability, paid time off, holidays and other voluntary benefits. The Company also agreed to reimburse Mr. White for reasonable out-of-pocket expenses incurred in furthering the Company’s businesses, after he provides an itemized account of expenditures pursuant to the Company’s reimbursement policy. The employment agreement includes provisions governing Company confidential information and ownership of work product.

The foregoing summary of the Mr. White’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, which is attached hereto as Exhibit 10.4, and is incorporated herein by reference.

As an employee and a director of the Company, Mr. White is eligible to participate in the Company’s 2022 Equity Incentive Plan, as amended (the “2022 Plan”).

Prior to his appointment as Interim Chief Financial Officer of the Company, Mr. Ward, 66, has served since 2022, and continues to serve, as Chief Financial Officer of KR8 AI. Since 2012, Mr. Ward served and continues to serve as the Chief Financial Officer, Secretary and a director of One Horizon Group Inc. Mr. Ward served as the Chief Financial Officer, Secretary and a director of One Horizon Group PLC the predecessor to One Horizon Group, Inc., where he oversaw One Horizon Group’s United Kingdom arm float on the London AIM market and its merger into an OTC market company in 2012 which uplisted to the NASDAQ Capital Market in 2014. Mr. Ward is a Fellow of the Institute of Chartered Accountants in England and Wales (“ICAEW”) and qualified as a Chartered Accountant in 1983.

Except as disclosed in “Exploration of Strategic Alternatives” in Item 8.01 below related to a possible transaction with KR8 AI, there are no arrangements or understandings between Mr. Ward and any other person pursuant to which he was selected as the Interim Chief Financial Officer. There are no family relationships between Mr. Ward and any director or executive officer of the Company. Mr. Ward does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On September 19, 2023, the Company entered into an employment agreement with Martin Ward, pursuant to which Mr. Ward agreed to serve as the Company’s Interim Chief Financial Officer. Pursuant to the employment agreement, Mr. Ward is an at-will employee and will receive an annual base salary of $1.

Mr. Ward will be eligible to participate in the Company’s benefits program, including medical, dental and vision, 401k plan, short-term and long-term disability, paid time off, holidays and other voluntary benefits. The Company also agreed to reimburse Mr. Ward for reasonable out-of-pocket expenses incurred in furthering the Company’s businesses, after he provides an itemized account of expenditures pursuant to the Company’s reimbursement policy. The employment agreement includes provisions governing Company confidential information and ownership of work product.

The foregoing summary of the Mr. Ward’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, which is attached hereto as Exhibit 10.5, and is incorporated herein by reference.

As an employee of the Company, Mr. Ward is eligible to participate in the 2022 Plan.

Messrs. White and Ward entered into the Company’s standard form of indemnification agreement, the form of which is filed as Exhibit 10.17 to the Company’s Current Report on Form 8-K filed with the SEC on September 21, 2022.

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Item 8.01 Other Events.

Issuance of Shares to Employees in Lieu of Salary

On September 11, 2023, the Company entered into letter agreements with the non-executive employees of the Company pursuant to which, in response to the Company’s efforts to conserve cash, the employees agreed to accept, in lieu of cash salary, shares of Class A Common Stock approximately equal to the value of each respective employee’s wages for the period of September 4, 2023 through September 30, 2023, plus an additional 10% to account for tax withholdings and possible fluctuations in the Class A Common Stock share price. Pursuant to the letter agreements, the Company issued an aggregate of approximately 986,608 shares of Class A Common Stock to the employees in lieu of aggregate gross salary of approximately $134,533. All such shares were issued under the Company’s 2022 Equity Incentive Plan, as amended. The Compensation Committee of the Board approved these arrangements on September 11, 2023.

Exploration of Strategic Alternatives

The Company is undertaking an exploration of strategic alternatives focused on, among other things, AI technology-based applications and solutions and maximizing stockholder value, including, without limitation, a business combination involving the Company and its existing AI technology, a sale of all or part of the Company’s assets and/or restructurings. The Company has neither set a timetable for completion of the process, nor has it made any decisions related to strategic alternatives at this time, however, it is in the process of evaluating whether KR8 AI, of which Messrs. White and Ward are substantial shareholders, is a suitable acquisition candidate. The Company notes that there can be no assurance that the exploration process will result in any strategic alternative, or as to its outcome or timing.

Workforce Changes and Liquidity Update

As of the date of this report, after taking into account the recent resignations and appointments described in Item 5.02 above as well as additional resignations and layoffs of non-executive employees, the Company has 11 employees and consultants, two executive officers, and two non-employee directors.

As a result of the cash conserved through the issuance of shares to MSK and JGUN as well as the Company’s non-executive employees, together with other cost saving measures that the Company has implemented, including recent workforce reductions, as well as the proceeds received from a recent private placement, the Company expects to be able to fund its operations through early October 2023. In the event that the Company is unable to secure financing or enter into a strategic transaction by that time, it may be forced to further curtail or suspend its operations, sell the Company, or possibly even file for bankruptcy or liquidate assets and wind-up and dissolve the Company. The Company has no current plans to file for bankruptcy or to liquidate assets.

Cautionary Note Regarding Forward-Looking Statements

The information contained in this Current Report on Form 8-K and the exhibits attached hereto contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “intend,” “may,” “should,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors. With respect to the matters addressed in this Current Report on Form 8-K, those factors include, but are not limited to: the process in which the Company engages to evaluate strategic alternatives; the terms, timing, structure, benefits and costs of any strategic transaction; whether the Company will enter into a strategic transaction with KR8 AI or at all; the impact of any strategic transaction on the Company; the Company’s ability to fund its operations through early October 2023; and the Company’s ability to obtain financing as needed. While the Company believes its plans, intentions and expectations reflected in those forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. The Company’s actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. For information about the factors that could cause such differences, please refer to the Company’s filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statement.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Shares for Services Agreement, dated as of September 19, 2023, by and between FOXO Technologies Inc. and Mitchell Silberberg & Knupp LLP.
10.2	Shares for Services Agreement, dated as of September 19, 2023, by and between FOXO Technologies Inc. and Joseph Gunner & Co., LLC.
10.3	Demand Promissory Note.
10.4	Interim Employment Agreement of Mark White.
10.5	Interim Employment Agreement of Martin Ward.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOXO Technologies Inc.

Date: September 19, 2023	By:	/s/ Mark White
		Name:	Mark White
		Title:	Interim Chief Executive Officer

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Exhibit 10.1

SHARES FOR SERVICES AGREEMENT

This SHARES FOR SERVICES AGREEMENT (this “Agreement”) is entered into as of this 19th day of September, 2023, by and between FOXO Technologies, Inc., a Delaware corporation (the “Company”), and Mitchell Silberberg & Knupp LLP (“MSK”).

WHEREAS, MSK and the Company are parties to the Client Engagement Agreement dated June 14, 2021 (the “Engagement Agreement”) which was subsequently modified in January 2023 whereby MSK agreed to provide a fifteen percent (15%) discount to the gross monthly bill amount if payment is made within 30 days of invoice;

WHEREAS, the Company recently conducted two PIPE Transactions with third party investors who negotiated to purchase the Company’s Class A common stock, $0.0001 par value (“Common Stock”), at $0.08 per share with demand registration rights (the “PIPE Price”);

WHEREAS, MSK’s invoice for April 2023, May 2023 and June 2023 in the gross amount of $643,114 is past due and outstanding (the “Past Due Balance”); and

WHEREAS, the Company and MSK wish to satisfy the Past Due Balance by issuing Common Stock at the PIPE Price totaling 2,928,662 shares (the “Payment Shares”) and rights (the “Rights”) to receive 5,110,263 shares of Common Stock (the “Reserved Shares,” and collectively with the Payment Shares, the “Shares,” and collectively with the Rights, the “Securities”) with registration rights similar to the PIPE investors.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the MSK and the Company hereby agree as follows:

SECTION 1: ISSUANCE OF THE PAYMENT SHARES AND THE RIGHTS

1.1 Issuance of the Payment Shares and the Rights. Upon execution of this Agreement, the Company shall issue the Rights, subject to the Beneficial Ownership Limitation, and the Payment Shares to MSK, which Payment Shares shall be fully vested, fully paid and nonassessable shares of Common Stock.

1.2 Registration Rights of the Securities. The Company shall register the resale of the Shares by MSK under the same terms as the recent PIPE investors.

SECTION 2: REPRESENTATIONS AND WARRANTIES OF MSK

MSK hereby represents and warrants to the Company as follows:

2.1 Restricted Securities. The Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. MSK understands that the issuance of the Securities is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof and, if deemed advisable by the Company, the provisions of Regulation D promulgated thereunder, based, in part, upon the representations, warranties and agreements of MSK contained in this Agreement.

2.2 Accredited Investor. MSK is an accredited investor as defined in Rule 501(a) of Regulation D under the Securities Act either because it is an entity that otherwise meets the definition of “accredited investor” set forth in Rule 501(a).

SECTION 3: RIGHT TO ISSUE SHARES

3.1 General. The Rights and the Reserved Shares shall have such terms and conditions as set forth in this Section 3. The Company and MSK hereby agree that no additional consideration is payable in connection with the issuance of the Rights or the exercise of the Rights.

3.2 Exercise of Right of Issuance of Shares. Subject to the terms hereof, the exercise of the Rights may be made, in whole or in part, at any time or times on or after the date hereof by delivery to the Company of a duly executed PDF copy of a Notice of Issuance in the form annexed hereto as Exhibit A (each, a “Notice of Issuance”, and the corresponding date thereof, the “Exercise Date”). Partial exercises of the Rights resulting in issuances of a portion of the total number of Reserved Shares available thereunder shall have the effect of lowering the outstanding number of Reserved Shares issuable thereunder in an amount equal to the applicable number of Reserved Shares issued. MSK and the Company shall maintain records showing the number of Reserved Shares issued and the date of such issuances. The Company shall deliver any objection to any Notice of Issuance within one (1) Trading Day (as defined below) of receipt of such notice. MSK acknowledges and agrees that, by reason of the provisions of this Section 3.2, following each exercise of the Rights issued hereunder and the issuance of a portion of the Reserved Shares pursuant thereto, the number of Reserved Shares available for issuance pursuant to the Rights issued hereunder at any given time may be less than the amount stated in the recitals hereof. For the purposes hereof, “Trading Day” means any day on which shares of Common Stock are purchased and sold on the principal market on which the Common Stock is listed or quoted.

3.3 Delivery of Reserved Shares. The Reserved Shares issued hereunder shall be transmitted by the Company’s transfer agent (the “Transfer Agent”) to MSK by crediting the account of MSK’s prime broker with The Depository Trust Company through its Deposit/Withdrawal at Custodian system if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Reserved Shares to or resale of the Reserved Shares by MSK or (B) the Reserved Shares are eligible for resale by MSK without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery to the address specified by MSK in the Notice of Issuance by the date that is two (2) Trading Days after the delivery to the Company of the Notice of Issuance (such date, the “Share Delivery Deadline”). The Reserved Shares shall be deemed to have been issued, and MSK or any other person so designated to be named therein shall be deemed to have become the holder of record of such shares for all purposes, as of the date the Rights have been exercised.

3.4 Charges, Taxes and Expenses. Issuance of Reserved Shares shall be made without charge to MSK for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of MSK. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Issuance.

3.5 Authorized Shares. The Company covenants that, during the period the Rights are outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Reserved Shares upon the exercise of the Rights. The Company further covenants that its issuance of the Rights shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates, if any, for the Reserved Shares upon the due exercise of the Rights. The Company will take all such reasonable action as may be necessary to assure that such Reserved Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the NYSE American or any of the following other markets or exchanges on which the Common Stock is then listed or quoted for trading: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing) or a principal quotation system (i.e., OTCQX, OTCQB, OTC Pink, the OTC Bulletin Board). The Company covenants that all Reserved Shares which may be issued upon the exercise of the Rights represented by this Agreement will, upon exercise of the Rights, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes and all preemptive or similar rights, mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, encumbrances, security interests and other encumbrances created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

3.6 Impairment. Except and to the extent as waived or consented to by MSK, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of MSK as set forth in this Agreement against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Reserved Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Reserved Shares upon the exercise of the Rights and (iii) use reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Agreement.

3.7 Authorizations. Before taking any action which would result in an adjustment in the number of Reserved Shares for which the Rights provides for, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

3.8 Limitations on Exercise. The Company shall not effect the exercise of any Rights, and MSK shall not have the right to exercise any portion of any Rights pursuant to the terms and conditions of this Agreement and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, MSK together with MSK’s Affiliates (as defined below), and any other Persons (as defined below) acting as a group together with MSK or any of MSK’s Affiliates (such Persons, “Attribution Parties”) collectively would beneficially own in excess of 4.99% (the “Beneficial Ownership Limitation”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by MSK and the other Attribution Parties shall include the number of shares of Common Stock beneficially owned by MSK and all other Attribution Parties plus the number of shares of Common Stock issuable upon exercise of the Rights issued hereunder with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) exercise of the remaining, nonexercised portion of the Rights beneficially owned by MSK or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by MSK or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3.8. For purposes of this Section 3.8, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of determining the number of outstanding shares of Common Stock MSK may acquire upon the exercise of the Rights without exceeding the Beneficial Ownership Limitation, MSK may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission (the “SEC”), as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Notice of Issuance from MSK at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify MSK in writing of the number of shares of Common Stock then outstanding and, to the extent that such Notice of Issuance would otherwise cause MSK’s beneficial ownership, as determined pursuant to this Section 3.8, to exceed the Beneficial Ownership Limitation, MSK must notify the Company of a reduced number of shares of Common Stock to be issued pursuant to such Notice of Issuance. For any reason at any time, upon the written (which may be an e-mail) request of MSK, the Company shall within one (1) Business Day confirm orally and in writing (which may be an e-mail) to MSK the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Rights, by MSK and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to MSK upon exercise of the Rights results in MSK and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which MSK’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Beneficial Ownership Limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and MSK shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, MSK may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 4.99% as specified in such notice; provided that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of the Rights hereunder in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by MSK for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise any Rights pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.8 to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3.8 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of Rights. For purposes of this Agreement, (x) “Person” means an individual, a limited liability company, a partnership (general or limited), a joint venture, a corporation, a trust, an unincorporated organization, or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof and (y) “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

3.9 Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of the Rights, pursuant to the terms hereof.

3.10 Stock Dividends and Splits. If the Company, at any time while the Rights exist: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the number of Reserved Shares issuable upon exercise of the Rights shall be proportionately adjusted. Any adjustment made pursuant to this Section 3.10 shall become effective immediately upon the record date for the determination of stockholders entitled to receive such dividend or distribution (provided that if the declaration of such dividend or distribution is rescinded or otherwise cancelled, then such adjustment shall be reversed upon notice to MSK of the termination of such proposed declaration or distribution as to any unexercised portion of the Rights at the time of such rescission or cancellation) and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

3.11 Compensation for Buy-In on Failure to Timely Deliver Reserved Shares. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, either (x) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, to issue and deliver to MSK (or its designee) a certificate for the number of shares of Common Stock to which MSK is entitled and register such shares of Common Stock on the Company’s share register or, (y) if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit the balance account of MSK or MSK’s designee with DTC for such number of shares of Common Stock to which MSK is entitled upon MSK’s exercise of a Right (a “Delivery Failure”), then, in addition to all other remedies available to MSK, (1) the Company shall pay in cash to MSK on each day after such Share Delivery Deadline that the issuance of such shares of Common Stock is not timely effected an amount equal to 2% of the product of (A) the sum of the number of shares of Common Stock not issued to MSK on or prior to the Share Delivery Deadline and to which MSK is entitled, multiplied by (B) any trading price of the Common Stock selected by MSK in writing as in effect at any time during the period beginning on the applicable Exercise Date and ending on the applicable Share Delivery Deadline and (2) MSK, upon written notice to the Company, may void its Notice of Issuance with respect to, and retain or have returned (as the case may be) any portion of the rights that has not been exercised pursuant to such Notice of Issuance, provided that the voiding of a Notice of Issuance shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3.11 or otherwise. In addition to the foregoing, if on or prior to the Share Delivery Deadline either (A) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Company shall fail to issue and deliver to MSK (or its designee) a certificate and register such shares of Common Stock on the Company’s share register or, (B) if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, the Transfer Agent shall fail to credit the balance account of MSK or MSK’s designee with DTC for the number of shares of Common Stock to which MSK is entitled upon MSK’s exercise of Rights hereunder or pursuant to the Company’s obligation pursuant to clause (II) below, and if on or after such Share Delivery Deadline MSK purchases (in an open market transaction or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable upon such exercise that MSK is entitled to receive from the Company and has not received from the Company in connection with such Delivery Failure (a “Buy-In”), then, in addition to all other remedies available to MSK, the Company shall, within two (2) Business Days after receipt of MSK’s request and in MSK’s discretion, either: (I) pay cash to MSK in an amount equal to MSK’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of MSK) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit the balance account of MSK or MSK’s designee, as applicable, with DTC for the number of shares of Common Stock to which MSK is entitled upon MSK’s exercise of Rights hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to MSK a certificate or certificates representing such shares of Common Stock or credit the balance account of MSK or MSK’s designee, as applicable, with DTC for the number of shares of Common Stock to which MSK is entitled upon MSK’s exercise of Rights hereunder (as the case may be) and pay cash to MSK in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Notice of Issuance and ending on the date of such issuance and payment under this clause (II) (the “Buy-In Payment Amount”). Nothing shall limit MSK’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the exercise of the Rights as required pursuant to the terms hereof.

3.12 Subsequent Rights Offerings. If Section 3.10 above does not apply, if at any time the Company grants, issues or sells any Convertible Securities (as defined below) or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then MSK will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which MSK could have acquired if MSK had held the number of shares of Common Stock acquirable upon complete exercise of the Rights (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that MSK’s right to participate in any such Purchase Right would result in MSK exceeding the Beneficial Ownership Limitation, then MSK shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for MSK until such time, if ever, as its right thereto would not result in MSK exceeding the Beneficial Ownership Limitation). “Convertible Securities” means any capital stock or other security of the Company that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Company (including, without limitation, Common Stock).

3.13 Fundamental Transaction. If, at any time while the Rights remain outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person other than any Subsidiary (as defined below) or any Affiliate of the Company, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of the Rights, MSK shall have the right to receive, for each Reserved Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of MSK (without regard to any limitation in Section 3.8 on the exercise of the Right), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction by a holder of one share of Common Stock. Upon the occurrence of any such Fundamental Transaction, the successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Agreement with the same effect as if such Successor Entity had been named as the Company herein. “Subsidiary” means any significant subsidiary of the Company as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act.

3.14 Notice to Allow Exercise of Right. If at any time while the Rights remain outstanding, (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by e-mail to MSK at its last e-mail address as it appears on the records of the Company at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice (unless such information is filed with the SEC, in which case a notice shall not be required) stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the SEC pursuant to a Current Report on Form 8-K. MSK shall remain entitled to exercise the Rights during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

3.15 No Rights as Stockholder Until Exercise. Each Right does not entitle MSK to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof.

3.16 Transferability. Subject to compliance with any applicable securities laws, the Rights and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon written assignment in the form reasonably agreed to by the Company and MSK duly executed by MSK or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer of this Agreement delivered to the principal office of the Company or its designated agent. Upon such assignment and, if required, such payment, the Company shall enter into a new agreement with the assignee or assignees, as applicable, and this Agreement shall promptly be cancelled. Any Right, if properly assigned in accordance herewith, may be exercised by such assignee for the issue of Reserved Shares without having a new agreement executed.

SECTION 4: MISCELLANEOUS

4.1 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York, N.Y. time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the email address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York, N.Y. time) on any Trading Day, or (c) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

4.2 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California, without regard to conflicts of laws principles thereof.

4.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

4.4 Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire and full understanding and agreement between the parties with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by all the parties hereto.

4.5 Legal Representation. The parties agree and acknowledge that with respect to this Agreement and the Waiver of Potential Conflict of Interest and Consent to Business Transaction Letter dated September 11, 2023 (the “Waiver”), the Company has been represented by Stinson LLP. Each party shall be responsible for their own legal costs and expenses in connection with this Agreement and Waiver.

4.6 Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together, shall constitute one instrument. This Agreement may be executed by facsimile or pdf signature by any party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

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IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.

FOXO Technologies, Inc.

By:	/s/ Bret Barnes
Bret Barnes
Chairman of the Board of Directors
Email: bbarnesworkhorse21@gmail.com

With a copy to (which shall not constitute notice):

MITCHELL SILBERBERG & KNUPP LLP

By:	/s/ Nimish Patel
Nimish Patel
Partner

EXHIBIT A

NOTICE OF ISSUANCE

The undersigned holder hereby exercises the rights (the “Rights”) to receive _________________ of the shares of Common Stock (the “Reserved Shares”) of FOXO Technologies, Inc., a Delaware corporation (the “Company”), established pursuant to that certain Shares for Services Agreement, dated September [●], 2023 (the “Shares for Services Agreement”), by and between the Company and Mitchell Silberberg & Knupp LLP (“MSK”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Shares for Services Agreement.

The Company shall deliver to MSK, or its designee or agent as specified below, __________ Reserved Shares in accordance with the terms of the Rights. Delivery shall be made to MSK, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:
DTC Number:
Account Number:

Date: _____________ __,

____________________
Name of Registered Holder

By:
Name:
Title:

Tax ID:

Facsimile:

E-mail Address:______________________________

Exhibit 10.2

SHARES FOR SERVICES AGREEMENT

This SHARES FOR SERVICES AGREEMENT (this “Agreement”) is entered into as of this 19th day of September, 2023, by and between FOXO Technologies, Inc., a Delaware corporation (the “Company”), and Joseph Gunnar & Co., LLC (“JGUN”).

WHEREAS, JGUN is a New York-based investment bank, which provides banking and advisory services to the Company;

WHEREAS, the Company recently conducted two PIPE Transactions with third party investors who negotiated to purchase the Company’s Class A common stock, $0.0001 par value (“Common Stock”), at $0.08 per share with demand registration rights (the “PIPE Price”), and JGUN acted as Placement Agent with respect to said Transactions and further, JGUN represented the Company with respect to ReCap Advisory Services and advanced Non-Accountable Expenses on behalf of the Company;

WHEREAS, JGUN´s invoices dated January 5, 2023, and June 30, 2023, and July 25, 2023, in the gross amount of $221,500 are past due and outstanding (the “Past Due Balance”); and

WHEREAS, the Company wishes to satisfy the Past Due Balance with JGUN by issuing to JGUN Common Stock at the PIPE Price totaling 2,768,750 shares (the “Payment Shares”), and collectively with registration rights similar to the PIPE investors (the “Securities”) and will file a Resale S-1 to register the Payment Shares within three (3) business days of the date of action of the Company´s Board commensurate with this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Company and JGUN hereby agree as follows:

SECTION 1: ISSUANCE OF THE PAYMENT SHARES

1.1 Issuance of the Payment Shares. Upon execution of this Agreement, the Company shall issue the Payment Shares to JGUN, which such Payment Shares shall be fully vested, fully paid and nonassessable shares of Common Stock.

1.2 Registration Rights of the Securities. The Company shall register the resale of the Shares by JGUN under the same terms as the recent PIPE investors.

SECTION 2: REPRESENTATIONS AND WARRANTIES OF JGUN

JGUN hereby represents and warrants to the Company as follows:

2.1 Restricted Securities. The Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. JGUN understands that the issuance of the Securities is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof and, if deemed advisable by the Company, the provisions of Regulation D promulgated thereunder, based, in part, upon the representations, warranties and agreements of JGUN contained in this Agreement.

2.2 Accredited Investor. JGUN is an accredited investor as defined in Rule 501(a) of Regulation D under the Securities Act either because it is an entity that otherwise meets the definition of “accredited investor” set forth in Rule 501(a).

SECTION 3: RIGHT TO ISSUE SHARES

3.1 General. The Payment Shares shall have such terms and conditions as set forth in this Section 3.

3.2 INTENTIONALLY OMITTED.

3.3 Delivery of Payment Shares. The Payment Shares issued hereunder shall be transmitted by the Company’s transfer agent (the “Transfer Agent”) to JGUN by crediting the account of JGUN’s prime broker with The Depository Trust Company through its Deposit/Withdrawal at Custodian system if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Payment Shares to or resale of the Payment Shares by JGUN or (B) the Payment Shares are eligible for resale by JGUN without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery to the address specified by JGUN (such date, the “Share Delivery Deadline”). The Payment Shares shall be deemed to have been issued, and JGUN or any other person so designated to be named therein shall be deemed to have become the holder of record of such shares for all purposes.

3.4 Charges, Taxes and Expenses. Issuance of Payment Shares shall be made without charge to JGUN for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of JGUN. The Company shall pay all Transfer Agent fees required for same-day processing.

3.5 Authorized Shares. The Company covenants that its issuance of the Payment Shares shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates, if any, for the Payment Shares. The Company will take all such reasonable action as may be necessary to assure that such Payment Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the NYSE American or any of the following other markets or exchanges on which the Common Stock is then listed or quoted for trading: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing) or a principal quotation system (i.e., OTCQX, OTCQB, OTC Pink, the OTC Bulletin Board). The Company covenants that all Payment Shares will be duly authorized, validly issued, fully paid and nonassessable and free from all taxes and all preemptive or similar rights, mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, encumbrances, security interests and other encumbrances created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

2

3.6 Impairment. Except and to the extent as waived or consented to by JGUN, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of JGUN as set forth in this Agreement against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Payment Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Payment Shares, and (iii) use reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Agreement.

3.7 Authorizations. Before taking any action which would result in an adjustment in the number of Payment Shares, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

3.8 INTENTIONALLY OMITTED.

3.9 Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely issuance of the Payment Shares, pursuant to the terms hereof.

3.10 INTENTIONALLY OMITTED.

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3.11 Compensation for Buy-In on Failure to Timely Deliver Payment Shares. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, either (x) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, to issue and deliver to JGUN (or its designee) a certificate or book entry statement for the number of Payment Shares of Common Stock to which JGUN is entitled and register such shares of Common Stock on the Company’s share register or, (y) if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit the balance account of JGUN or JGUN’s designee with DTC for such number of Payment Shares of Common Stock to which JGUN is entitled (a “Delivery Failure”), then, in addition to all other remedies available to JGUN, (1) the Company shall pay in cash to JGUN on each day after such Share Delivery Deadline that the issuance of such shares of Common Stock is not timely effected an amount equal to two percent (2%) of the product of (A) the sum of the number of shares of Common Stock not issued to JGUN on or prior to the Share Delivery Deadline and to which JGUN is entitled, multiplied by (B) any trading price of the Common Stock selected by JGUN in writing as in effect at any time during the period beginning upon the applicable Delivery Failure. In addition to the foregoing, if on or prior to the Share Delivery Deadline either (A) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Company shall fail to issue and deliver to JGUN (or its designee) a certificate or book entry statement and register such shares of Common Stock on the Company’s share register or, (B) if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, the Transfer Agent shall fail to credit the balance account of JGUN or JGUN’s designee with DTC for the number of Payment Shares of Common Stock to which JGUN is entitled, and if on or after such Share Delivery Deadline, JGUN purchases (in an open market transaction or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable that JGUN is entitled to receive from the Company and has not received from the Company in connection with such Delivery Failure (a “Buy-In”), then, in addition to all other remedies available to JGUN, the Company shall, within two (2) Business Days after receipt of JGUN’s request and in JGUN’s discretion, either: (I) pay cash to JGUN in an amount equal to JGUN’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of JGUN) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate or book entry statement (and to issue such shares of Common Stock) or credit the balance account of JGUN or JGUN’s designee, as applicable, with DTC for the number of shares of Common Stock to which JGUN is entitled (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to JGUN a certificate or book entry statement representing such shares of Common Stock or credit the balance account of JGUN or JGUN’s designee, as applicable, with DTC for the number of shares of Common Stock to which JGUN is entitled, and pay cash to JGUN in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date for the planned issuance of the Payment Shares and ending on the date of such issuance and payment under this clause (II) (the “Buy-In Payment Amount”). Nothing shall limit JGUN’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver a certificate or book entry statement representing the Payment Shares of Common Stock (or to electronically deliver such shares of Common Stock) as required pursuant to the terms hereof.

3.12 Subsequent Rights Offerings. If Section 3.10 above does not apply, if at any time the Company grants, issues or sells any Convertible Securities (as defined below) or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then JGUN will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which JGUN could have acquired if JGUN had held the number of shares of Common Stock issuable as Payment Shares (without regard to any limitations) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. “Convertible Securities” means any capital stock or other security of the Company that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Company (including, without limitation, Common Stock).

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3.13 Fundamental Transaction. If, at any time prior to issuance of the Payment Shares, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person other than any Subsidiary (as defined below) or any Affiliate of the Company, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of fifty percent (50%) or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than fifty percent (50%) of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, JGUN shall have the right to receive, for each Payment Share that would have been issuable prior to the occurrence of such Fundamental Transaction, at the option of JGUN, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction by a holder of one share of Common Stock. Upon the occurrence of any such Fundamental Transaction, the successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Agreement with the same effect as if such Successor Entity had been named as the Company herein. “Subsidiary” means any significant subsidiary of the Company as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act.

3.14 Notice to Allow. If at any time prior to the issuance of the Payment Shares, (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by e-mail to JGUN at its last e-mail address as it appears on the records of the Company at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice (unless such information is filed with the SEC, in which case a notice shall not be required) stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the SEC pursuant to a Current Report on Form 8-K. JGUN shall remain entitled to the Payment Shares during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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3.15 INTENTIONALLY OMITTED.

3.16 Transferability. Subject to compliance with any applicable securities laws, all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon written assignment in the form reasonably agreed to by the Company and JGUN duly executed by JGUN or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer of this Agreement delivered to the principal office of the Company or its designated agent. Upon such assignment and, if required, such payment, the Company shall enter into a new agreement with the assignee or assignees, as applicable, and this Agreement shall promptly be cancelled. Any rights, if properly assigned in accordance herewith, may be exercised by such assignee without having a new agreement executed.

SECTION 4: MISCELLANEOUS

4.1 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York, N.Y. time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the email address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York, N.Y. time) on any Trading Day, or (c) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

4.2 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without regard to conflicts of laws principles thereof.

4.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

4.4 Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire and full understanding and agreement between the parties with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by all the parties hereto.

4.5 Legal Representation. The parties agree and acknowledge that the Company has been represented by Stinson LLP. Each party shall be responsible for their own legal costs and expenses in connection with this Agreement and Waiver.

4.6 Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together, shall constitute one instrument. This Agreement may be executed by facsimile or pdf signature by any party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

[The remainder of the page is intentionally left blank. Signatures appear on Page 8.]

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IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.

FOXO Technologies, Inc.

By:	/s/ Bret Barnes
Bret Barnes
Chairman of the Board of Directors
Email: bbarnesworkhorse21@gmail.com

With a copy to (which shall not constitute notice):

JOSEPH GUNNAR & CO., LLC

By:	/s/ Stephan Stein
Stephan Stein
President
Email: sstein@jgunnar.com

Exhibit 10.3

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THIS NOTE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE PAYEE THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Principal Amount: $247,233	Dated as of September 19, 2023

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FOXO Technologies Inc., a Delaware corporation (the “Maker”), promises to pay to the order of Andrew J. Poole or his registered assigns or successors in interest (the “Payee”), or order, on demand, the principal sum of Two-Hundred Forty-Seven Thousand Two-Hundred and Thirty-Three Dollars ($247,233) (“Principal Sum”).  All payments on this Note shall be made by wire transfer of immediately available funds to such account as Payee may from time to time designate. No interest shall accrue on the unpaid principal balance of this Note.

1.	Due on Demand. The Principal Sum is due on demand, and in the absence of any demand, the Principal Sum shall be due one year from the date hereof. This Note may be prepaid, in whole or in part, without penalty at any time. Any remedy of Payee or holder upon default of the Maker shall be cumulative and not exclusive and choice of remedy shall be at the sole election of Payee or holder. The Maker also agrees to pay to Payee or holder all costs of collection incurred by Payee or holder, including, without limitation, reasonable attorney’s fees, whether or not any suit, civil action, or other proceeding at law or in equity, is commenced.

2.	Waivers. Maker hereby waives presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

3.	Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

4.	Notices. All notices, statements or other documents which are required or contemplated by this Note shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the principal office of Maker, in the case of Maker, or to the business address of Payee, in the case of Payee, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

5.	Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

6.	Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.	Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

FOXO Technologies Inc.

By:	/s/ Bret Barnes
	Name:	Bret Barnes
	Title:	Chairman

Exhibit 10.4

September 19, 2023

Martin Ward

RE: OFFER OF EMPLOYMENT

Dear Martin:

FOXO Technologies, Inc., a Delaware corporation (“Company”), is pleased to offer you the roles of Interim Chief Financial Officer and Executive Director, reporting to Chairman of the Board of Directors, Bret Barnes. The other terms and conditions of this offer are follows:

POSITION:	Interim Chief Financial Officer

REPORT:	Bret Barnes, Chairman of the Board of Directors

EFFECTIVE DATE:	September 19, 2023

EMPLOYMENT AGREEMENT:	Exhibit A

COMPENSATION:	$1

EXPENSES:	Company will reimburse all appropriate and reasonable business expenses you have incurred in performing your duties in accordance with its standard reimbursement policy.

TERM:	At-will

BENEFITS:	401k Plan
Medical, Dental and Vision
Short-Term and Long-Term Disability
Paid Time Off
Holidays
Other Voluntary Benefits

Some of the benefits are governed by insurance contracts and benefits summaries, and the terms and conditions in those materials control. Others are based on our established policies and procedures. Like other employers, we review our benefits regularly and reserve the right to add new benefits, modify existing programs, and terminate them, as we deem necessary. All terms and conditions of employment are subject to modification from time-to-time as we deem necessary or appropriate.

The parties hereto anticipate that should your employment role change from “interim” to “permanent,” the Employment Agreement attached hereto as Exhibit A will be amended and restated with a more robust employment agreement commensurate with other similarly situated executives.

If these terms of employment are acceptable, please indicate your acceptance below.

Sincerely,

/s/ Bret Barnes
Bret Barnes
Chairman of the Board of Directors

ACCEPTED:

/s/ Martin Ward	September 19, 2023
Martin Ward	Dated

2

Exhibit A

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of this 19th day of September, 2023 (the “Effective Date”) by and between Martin Ward (“Employee”) and FOXO Technologies, Inc., a Delaware corporation (“Employer”), (each, a “Party” and collectively, the “Parties”). The Parties agree and covenant to be bound by the terms set forth in this Agreement as follows:

Employment. Employer shall employ Employee as an Interim Chief Financial Officer and Executive Director on an interim basis under this Agreement. In this capacity, Employee shall have the duties and roles commensurate with that of a chief executive officer and executive director. The Employee shall perform such other duties as are customarily performed by other persons in similar positions, including other duties as may arise from time-to-time and as may be reasonably assigned by the Employer’s Board of Directors.

Performance of Duties. Employee shall perform assigned duties and responsibilities in a professional manner, in good faith, and to the best of Employee’s skills, abilities, talents and experience.

Term. Employee’s employment under this Agreement is for an unspecified term on at “at will” basis.

Compensation. The Employer shall pay the Employee an annual base salary in the amount of $1, subject to applicable tax withholding and payable in accordance with the Employer’s payroll polices.

Expenses. Employer will reimburse Employee for the following reasonable out-of-pocket expenses incurred in furthering Employer’s businesses, after Employee provides an itemized account of expenditures pursuant to Employer’s reimbursement policy.

Work Location. Employee will primarily perform his employment services remotely.

Employee Benefits. Both parties will comply with Employer policy regarding employee benefits or as required by law and discussed in the offer letter (attached).

Confidentiality.

Confidential and Proprietary Information. In the course of employment, Employee will be exposed to confidential and proprietary information of Employer. Confidential and proprietary information shall mean any data or information that is competitively sensitive material and not generally known to the public, including, but not limited to, information relating to development and plans, marketing strategies, finance, operations, systems, proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, data, databases, inventions, know-how, trade secrets, customer lists, customer relationships, customer profiles, supplier lists, supplier relationships, supplier profiles, pricing, sales estimates, business plans and internal performance results relating to the past, present or future business activities, technical information, design, process, procedure, formula, or improvement, which Employer considers confidential and proprietary. Employee acknowledges and agrees that the confidential and proprietary information is valuable property of Employer, developed over a long period of time at substantial expense and that it is worthy of protection.

Ex A-1

Confidentiality Obligations. Except as otherwise expressly permitted in this Agreement, Employee shall not disclose or use in any manner, directly or indirectly, any confidential and proprietary information either during the term of this Agreement or at any time thereafter, except as required to perform their duties and responsibilities or with Employer’s prior written consent.

Rights in Confidential and Proprietary Information. All ideas, concepts, work product, information, written material or other confidential and proprietary information disclosed to Employee by Employer (i) are and shall remain the sole and exclusive property of Employer, and (ii) are disclosed or permitted to be acquired by Employee solely in reliance on Employee’s agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of Employer’s business. Except as expressly provided herein, this Agreement does not confer any right, license, ownership or other interest or title in, to or under the confidential and proprietary information to Employee.

Irreparable Harm. Employee acknowledges that use or disclosure of any confidential and proprietary information in a manner inconsistent with this Agreement will give rise to irreparable injury for which damages would not be an adequate remedy. Accordingly, in addition to any other legal remedies which may be available at law or in equity, Employer shall be entitled to equitable or injunctive relief against the unauthorized use or disclosure of confidential and proprietary information. Employer shall be entitled to pursue any other legally permissible remedy available as a result of such breach, including but not limited to damages, both direct and consequential. In any action brought by Employer under this Section, Employer shall be entitled to recover its attorney’s fees and costs from Employee.

Ownership of Work Product. The Parties agree that all work product, information or other materials created and developed by Employee in connection with the performance of duties and responsibilities under this Agreement and any resulting intellectual property rights are the sole and exclusive property of Employer.

Termination. This Agreement may be terminated immediately by Employer for cause or in the event Employee violates any provision of this Agreement. In addition, Employer may terminate this Agreement and Employee’s employment at any time and for any reason in accordance with applicable local, state, and federal labor laws. Employee may terminate this Agreement and the employment at any time and for any reason in accordance with applicable local, state, and federal labor laws. During the notice period, Employee and Employer agree to continue diligently fulfilling their duties and obligations in good faith with best efforts. At the time of termination, Employee agrees to return all Employer property, including but not limited to computers, cell-phones, and any other electronic devices. Employee shall reimburse Employer for any Employer property lost or damaged in an amount equal to the market price of such property. The rights and obligations of the Parties set forth in Confidentiality, Ownership of Work Product, Termination and Miscellaneous are intended to survive termination, and will survive termination of this Agreement.

Miscellaneous.

Authority to Contract. Employee acknowledges and agrees that Employee does not have authority to enter into any binding contracts or commitments for or on behalf of Employer without first obtaining the prior written consent of the Board of Directors.

Ex A-2

Governing Law. The terms of this Agreement shall be governed exclusively by the laws of the State of Delaware (not including its conflicts of law provisions).

Disputes. Any dispute under this Agreement shall be resolved through mediation. If the dispute cannot be resolved through mediation, then the dispute will be resolved through binding arbitration conducted in accordance with the rules of the American Arbitration Association.

Attorneys’ Fees. If either Party brings legal action to enforce its rights under this Agreement, the prevailing party will be entitled to recover from the other Party its expenses (including reasonable attorneys’ fees and costs) incurred in connection with the action and any appeal.

Entire Agreement and Amendment. This Agreement constitutes the entire agreement between the Parties and supersedes all prior understandings of the Parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both of the Parties.

Notices. Any notice or other communication given or made to either Party under this Agreement shall be in writing and delivered by hand, sent by overnight courier service or sent by certified or registered mail, return receipt requested, to the address stated above or to another address as that Party may subsequently designate by notice and shall be deemed given on the date of delivery.

Waiver. Neither Party shall be deemed to have waived any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is made expressly and in writing. Waiver by either Party of a breach or violation of any provision of this Agreement shall not constitute a waiver of any subsequent or other breach or violation.

Further Assurances. At the request of one Party, the other Party shall execute and deliver such other documents and take such other actions as may be reasonably necessary to give effect the terms of this Agreement.

Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable parts had not been included in this Agreement.

No Assignment. The interests of Employee are personal to Employee and cannot be assigned.

Ex A-3

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

/s/ Martin Ward	Martin Ward
Employee’s Signature	Employee’s Full Name

/s/ Bret Barnes	Chairman of the Board of Directors
Employer’s Signature	Employer’s Full Name/Representative & Title

Ex A-4

Exhibit 10.5

September 19, 2023

Mark White

RE: OFFER OF EMPLOYMENT

Dear Mark:

FOXO Technologies, Inc., a Delaware corporation (“Company”), is pleased to offer you the roles of Interim Chief Financial Officer and Executive Director, reporting to Chairman of the Board of Directors, Bret Barnes. The other terms and conditions of this offer are follows:

POSITION:	Interim Chief Executive Officer and Executive Director

REPORT:	Bret Barnes, Chairman of the Board of Directors

EFFECTIVE
DATE:	September 19, 2023

EMPLOYMENT
AGREEMENT:	Exhibit A

COMPENSATION:	$1

EXPENSES:	Company will reimburse all appropriate and reasonable business expenses you have incurred in performing your duties in accordance with its standard reimbursement policy.

TERM:	At-will

BENEFITS:	401k Plan
Medical, Dental and Vision
Short-Term and Long-Term Disability
Paid Time Off
Holidays
Other Voluntary Benefits

Some of the benefits are governed by insurance contracts and benefits summaries, and the terms and conditions in those materials control. Others are based on our established policies and procedures. Like other employers, we review our benefits regularly and reserve the right to add new benefits, modify existing programs, and terminate them, as we deem necessary. All terms and conditions of employment are subject to modification from time-to-time as we deem necessary or appropriate.

The parties hereto anticipate that should your employment role change from “interim” to “permanent,” the Employment Agreement attached hereto as Exhibit A will be amended and restated with a more robust employment agreement commensurate with other similarly situated executives.

If these terms of employment are acceptable, please indicate your acceptance below.

Sincerely,

/s/ Bret Barnes
Bret Barnes
Chairman of the Board of Directors

ACCEPTED:

/s/ Mark White	September 19, 2023
Mark White	Dated

2

Exhibit A

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of this 19th day of September, 2023 (the “Effective Date”) by and between Martin Ward (“Employee”) and FOXO Technologies, Inc., a Delaware corporation (“Employer”), (each, a “Party” and collectively, the “Parties”). The Parties agree and covenant to be bound by the terms set forth in this Agreement as follows:

Employment. Employer shall employ Employee as an Interim Chief Financial Officer and Executive Director on an interim basis under this Agreement. In this capacity, Employee shall have the duties and roles commensurate with that of a chief executive officer and executive director. The Employee shall perform such other duties as are customarily performed by other persons in similar positions, including other duties as may arise from time-to-time and as may be reasonably assigned by the Employer’s Board of Directors.

Performance of Duties. Employee shall perform assigned duties and responsibilities in a professional manner, in good faith, and to the best of Employee’s skills, abilities, talents and experience.

Term. Employee’s employment under this Agreement is for an unspecified term on at “at will” basis.

Compensation. The Employer shall pay the Employee an annual base salary in the amount of $1, subject to applicable tax withholding and payable in accordance with the Employer’s payroll polices.

Expenses. Employer will reimburse Employee for the following reasonable out-of-pocket expenses incurred in furthering Employer’s businesses, after Employee provides an itemized account of expenditures pursuant to Employer’s reimbursement policy.

Work Location. Employee will primarily perform his employment services remotely.

Employee Benefits. Both parties will comply with Employer policy regarding employee benefits or as required by law and discussed in the offer letter (attached).

Confidentiality.

Confidential and Proprietary Information. In the course of employment, Employee will be exposed to confidential and proprietary information of Employer. Confidential and proprietary information shall mean any data or information that is competitively sensitive material and not generally known to the public, including, but not limited to, information relating to development and plans, marketing strategies, finance, operations, systems, proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, data, databases, inventions, know-how, trade secrets, customer lists, customer relationships, customer profiles, supplier lists, supplier relationships, supplier profiles, pricing, sales estimates, business plans and internal performance results relating to the past, present or future business activities, technical information, design, process, procedure, formula, or improvement, which Employer considers confidential and proprietary. Employee acknowledges and agrees that the confidential and proprietary information is valuable property of Employer, developed over a long period of time at substantial expense and that it is worthy of protection.

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Confidentiality Obligations. Except as otherwise expressly permitted in this Agreement, Employee shall not disclose or use in any manner, directly or indirectly, any confidential and proprietary information either during the term of this Agreement or at any time thereafter, except as required to perform their duties and responsibilities or with Employer’s prior written consent.

Rights in Confidential and Proprietary Information. All ideas, concepts, work product, information, written material or other confidential and proprietary information disclosed to Employee by Employer (i) are and shall remain the sole and exclusive property of Employer, and (ii) are disclosed or permitted to be acquired by Employee solely in reliance on Employee’s agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of Employer’s business. Except as expressly provided herein, this Agreement does not confer any right, license, ownership or other interest or title in, to or under the confidential and proprietary information to Employee.

Irreparable Harm. Employee acknowledges that use or disclosure of any confidential and proprietary information in a manner inconsistent with this Agreement will give rise to irreparable injury for which damages would not be an adequate remedy. Accordingly, in addition to any other legal remedies which may be available at law or in equity, Employer shall be entitled to equitable or injunctive relief against the unauthorized use or disclosure of confidential and proprietary information. Employer shall be entitled to pursue any other legally permissible remedy available as a result of such breach, including but not limited to damages, both direct and consequential. In any action brought by Employer under this Section, Employer shall be entitled to recover its attorney’s fees and costs from Employee.

Ownership of Work Product. The Parties agree that all work product, information or other materials created and developed by Employee in connection with the performance of duties and responsibilities under this Agreement and any resulting intellectual property rights are the sole and exclusive property of Employer.

Termination. This Agreement may be terminated immediately by Employer for cause or in the event Employee violates any provision of this Agreement. In addition, Employer may terminate this Agreement and Employee’s employment at any time and for any reason in accordance with applicable local, state, and federal labor laws. Employee may terminate this Agreement and the employment at any time and for any reason in accordance with applicable local, state, and federal labor laws. During the notice period, Employee and Employer agree to continue diligently fulfilling their duties and obligations in good faith with best efforts. At the time of termination, Employee agrees to return all Employer property, including but not limited to computers, cell-phones, and any other electronic devices. Employee shall reimburse Employer for any Employer property lost or damaged in an amount equal to the market price of such property. The rights and obligations of the Parties set forth in Confidentiality, Ownership of Work Product, Termination and Miscellaneous are intended to survive termination, and will survive termination of this Agreement.

Miscellaneous.

Authority to Contract. Employee acknowledges and agrees that Employee does not have authority to enter into any binding contracts or commitments for or on behalf of Employer without first obtaining the prior written consent of the Board of Directors.

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Governing Law. The terms of this Agreement shall be governed exclusively by the laws of the State of Delaware (not including its conflicts of law provisions).

Disputes. Any dispute under this Agreement shall be resolved through mediation. If the dispute cannot be resolved through mediation, then the dispute will be resolved through binding arbitration conducted in accordance with the rules of the American Arbitration Association.

Attorneys’ Fees. If either Party brings legal action to enforce its rights under this Agreement, the prevailing party will be entitled to recover from the other Party its expenses (including reasonable attorneys’ fees and costs) incurred in connection with the action and any appeal.

Entire Agreement and Amendment. This Agreement constitutes the entire agreement between the Parties and supersedes all prior understandings of the Parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both of the Parties.

Notices. Any notice or other communication given or made to either Party under this Agreement shall be in writing and delivered by hand, sent by overnight courier service or sent by certified or registered mail, return receipt requested, to the address stated above or to another address as that Party may subsequently designate by notice and shall be deemed given on the date of delivery.

Waiver. Neither Party shall be deemed to have waived any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is made expressly and in writing. Waiver by either Party of a breach or violation of any provision of this Agreement shall not constitute a waiver of any subsequent or other breach or violation.

Further Assurances. At the request of one Party, the other Party shall execute and deliver such other documents and take such other actions as may be reasonably necessary to give effect the terms of this Agreement.

Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable parts had not been included in this Agreement.

No Assignment. The interests of Employee are personal to Employee and cannot be assigned.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

/s/ Mark White	Mark White
Employee’s Signature	Employee’s Full Name

/s/ Bret Barnes	Chairman of the Board of Directors
Employer’s Signature	Employer’s Full Name/Representative & Title

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